UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. )*

Aksys, Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

010196103
(CUSIP Number)

January 13, 2006
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 010196103	13G	Page 2 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fusion Capital Fund II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 010196103	13G	Page 3 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fusion Capital Partners, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON OO; HC

CUSIP NO. 010196103	13G	Page 4 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SGM Holdings Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON CO; HC

CUSIP NO. 010196103	13G	Page 5 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rockledge Capital Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON CO; HC

CUSIP NO. 010196103	13G	Page 6 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven G. Martin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON IN; HC

CUSIP NO. 010196103	13G	Page 7 of 11 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joshua B. Scheinfeld
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,186,974 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 6.7% as of the date of this filing
12.	TYPE OF REPORTING PERSON IN; HC

CUSIP NO. 010196103	13G	Page 8 of 11 Pages

Item 1(a)    Name of Issuer: Aksys, Ltd.
1(b)    Address of Issuer’s Principal Executive Offices:

Two Marriott Drive
Lincolnshire, Illinois 60069

Item 2(a)    Name of Person Filing

Item 2(b)    Address of Principal Business Office

Item 2(c)    Citizenship

Fusion Capital Fund II, LLC
c/o Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
Illinois limited liability company

Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
Illinois limited liability company

SGM Holdings Corp.
c/o Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
Illinois corporation

Rockledge Capital Corporation
c/o Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
Illinois corporation

Steven G. Martin
c/o Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
United States Citizen

Joshua B. Scheinfeld
c/o Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, Illinois 60654-0000
United States Citizen

CUSIP NO. 010196103	13G	Page 9 of 11 Pages

2(d)    Title of Class of Securities:

Common Stock, par value $0.01.

2(e)    CUSIP Number:               010196103

Item 3  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.   ☒

Item 4  Ownership:

FUSION CAPITAL FUND II, LLC
FUSION CAPITAL PARTNERS, LLC
SGM HOLDINGS CORP.
ROCKLEDGE CAPITAL CORPORATION
STEVEN G. MARTIN
JOSHUA B. SCHEINFELD

(a)    Amount beneficially owned:

2,186,974 shares

(b)    Percent of Class:

CUSIP NO. 010196103	13G	Page 10 of 11 Pages

Approximately 6.7% as of the date of this filing

(c)    Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

See Item 4(a) above.

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

See Item 4(a) above.

Item 5     Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8     Identification and Classification of Members of the Group:

Not Applicable.

Item 9     Notice of Dissolution of Group:

Not Applicable.

Item 10     Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 010196103	13G	Page 11 of 11 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of October, 2006

FUSION CAPITAL FUND II, LLC

By: Fusion Capital Partners, LLC,
its Managing Member

By: SGM Holdings Corp.,
its Managing Member

By: /s/ Steven G. Martin____________
Steven G. Martin, its President

FUSION CAPITAL PARTNERS, LLC

By: SGM Holdings Corp.,
its Managing Member

By: /s/ Steven G. Martin____________
Steven G. Martin, its President

SGM HOLDINGS CORP.

By: /s/ Steven G. Martin____________
Steven G. Martin, its President

ROCKLEDGE CAPITAL CORPORATION

By: /s/ Joshua B. Scheinfeld____________
Joshua B. Scheinfeld, its President

STEVEN G. MARTIN

/s/ Steven G. Martin____________
Steven G. Martin

JOSHUA B. SCHEINFELD

/s/ Joshua B. Scheinfeld__________
Joshua B. Scheinfeld